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                                                       Exhibit C2

GRANITE STATE ENERGY, INC.
Statement of Cash Flows (Thousands of Dollars)
For the Twelve Months ended March 31, 1997
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                         $(225)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Decrease in unbilled revenue                             (19)
     Increase in prepaid taxes                               (121)
     Increase in accounts receivable                         (108)
     Increase in accounts payable                             175
                                                            -----
Net cash provided by operating activities                    (298)
                                                            -----


Financing activities:
  Issue of common stock                                         1
  Subordinated notes payable to parent-issues                 405
                                                             ----

Net cash provided by financing activities                     406
                                                             ----

Net increase in cash and cash equivalents                     108


Cash and cash equivalents at inception                          0
                                                             ----
Cash and cash equivalents at end of period                   $108
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